UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 19, 2017

Nivalis Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-37449	20-8969493
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Nivalis Therapeutics, Inc.

5480 Valmont Road, Suite 200

Boulder, CO 80301

(Address of principal executive offices)

(720) 600-4740

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the expected closing of the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of April 18, 2017, by and among Nivalis Therapeutics, Inc. (the “Company”), Nautilus Merger Sub, Inc. and Alpine Immune Sciences, Inc. (the “Merger Agreement”), R. Michael Carruthers, Interim President and Chief Financial Officer of the Company, and Janice Troha, Chief Operating Officer of the Company, each entered into a Separation and Release Agreement, dated July 11, 2017 (collectively, the “Separation Agreements”), with the Company pursuant to which the Company agreed to pay Mr. Carruthers and Ms. Troha the severance benefits, set forth in that certain Employment Agreement, dated January 21, 2015, by and between Mr. Carruthers and the Company, and that certain Employment Agreement, dated November 1, 2012, by and between Ms. Troha and the Company, in a single lump sum payment (rather than in 12 equal monthly installments as currently provided in their employments agreements with the Company) as well as a portion of the retention bonus previously approved by the Board of Directors of the Company for Mr. Carruthers and Ms. Troha, all in consideration for a general release of claims by Mr. Carruthers and Ms. Troha contained in the Separation Agreements that became effective July 19, 2017. The severance benefits are comprised of (i) a cash payment equal to one year of their respective current annual base salaries, (ii) a cash payment equal to the aggregate amount of COBRA premiums to enable each of them to maintain medical insurance coverage for 12 months (plus an amount equal to their estimated income tax obligation as a result of paying the COBRA reimbursement payments as a lump sum), and (iii) acceleration of all outstanding options held by Mr. Carruthers and Ms. Troha. The receipt of the retention bonuses is contingent upon, among other things, the execution of a release of claims provided to the Company by each of Mr. Carruthers and Ms. Troha as provided in those certain Retention Bonus letter agreements, each dated as of January 9, 2017, by and between the Company and Mr. Carruthers and Ms. Troha, respectively. The payment of the severance benefits and retention bonuses will be made immediately following the closing of the transactions contemplated by the Merger Agreement when Mr. Carruthers’ and Ms. Troha’s employment is to end, as contemplated by the Merger Agreement. Copies of the Separation Agreements are attached hereto as exhibits 99.1 and 99.2 and are incorporated by reference herein.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Special Meeting of Stockholders of the Company held on July 19, 2017 (the “Special Meeting”), the stockholders of the Company voted as set forth below on the following proposals, each of which is described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 6, 2017. The stockholders had also been solicited to vote to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there were insufficient votes at the time of the Special Meeting to approve (i) the Merger Agreement, and the transactions contemplated thereby, including the merger and the issuance of the Company’s common stock pursuant to the Merger Agreement, or (ii) the amendment to the amended and restated certificate of incorporation of the Company to effect a reverse stock split of the Company’s common stock, at a ratio of one new share for every four shares outstanding, but such adjournment was deemed unnecessary.

At the Special Meeting, 11,904,483 shares of common stock, or approximately 76.03% of the outstanding common stock entitled to vote, were represented by proxy or in person.

The final voting results for each matter submitted to a vote of the Company’s stockholders are as follows:

Proposal 1. Approval of the Merger Agreement and the Transactions Contemplated Thereby

The approval of the Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of the Company’s common stock pursuant to the Merger Agreement.

For	Against	Abstain	Broker Non-Votes
9,506,426	337,839	501	2,059,717

Proposal 2. Approval of Reverse Stock Split.

The approval of an amendment to the amended and restated certificate of incorporation of the Company to effect a reverse stock split of the Company’s common stock at a ratio of one new share for every four shares outstanding.

For	Against	Abstain
11,361,854	310,979	231,650

Proposal 3. Approval of the Company name change to Alpine Immune Sciences, Inc.

The approval of an amendment to the amended and restated certificate of incorporation of the Company to change the name of the Company from “Nivalis Therapeutics, Inc.” to “Alpine Immune Sciences, Inc.”

For	Against	Abstain
11,313,538	364,971	225,974

Item 8.01.	Other events.

On July 20, 2017, the Company announced voting results relating to the Special Meeting. A copy of the press release is attached hereto as Exhibit 99.3 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Reference is made to the Exhibit Index included with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIVALIS THERAPEUTICS, INC.

Date: July 20, 2017

	By:	/s/ R. Michael Carruthers
	Name:	R. Michael Carruthers
	Title:	Interim President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Separation and Release Agreement between R. Michael Carruthers and Nivalis Therapeutics, Inc.

99.2	Separation and Release Agreement between Janice Troha and Nivalis Therapeutics, Inc.

99.3	Press Release dated July 20, 2017.